Exhibit 5.1

May 15, 2018

GlaxoSmithKline plc

980 Great West Road

Brentford, Middlesex TW8 9GS

England

GlaxoSmithKline Capital Inc.

1105 North Market Street, Suite 1300

Wilmington, Delaware 19801

United States

GlaxoSmithKline Capital plc

980 Great West Road

Brentford, Middlesex TW8 9GS

England

Ladies and Gentlemen:

We have acted as special United States counsel to GlaxoSmithKline Capital Inc., a Delaware corporation (“GSK Capital Inc.”), GlaxoSmithKline Capital plc, a public limited company incorporated in England and Wales (“GSK Capital plc”) and GlaxoSmithKline plc, a public limited company incorporated in England and Wales (“GSK plc”), in connection with the offering pursuant to a registration statement on Form F-3 (Nos. 333-223982, No. 333-223982-01 and 333-223982-02), as amended as of its most recent effective date (May 10, 2018), insofar as it relates to the Securities (as defined below) (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)) (as so amended, including the documents incorporated by reference therein, but excluding Exhibits 25.1, 25.2 and 25.3, the “Registration Statement”) and the prospectus, dated March 28, 2018, as supplemented by the prospectus supplement thereto, dated May 10, 2018 (together, including the documents incorporated by reference therein, the “Prospectus”) of (i) guaranteed debt securities of GSK Capital Inc. consisting of U.S.$1,250,000,000 aggregate principal amount of 3.375% Notes due 2023, U.S.$1,000,000,000 aggregate principal amount of 3.625% Notes due 2025 and U.S.$1,750, 000,000 aggregate principal amount of 3.875% Notes due 2028 (together, the “GSK Capital Inc. Debt Securities”), (ii) guaranteed debt securities of GSK Capital plc consisting of U.S.$1,250,000,000 aggregate principal amount of 3.125% Notes due 2021 and U.S.$750,000,000 aggregate principal amount of Floating Rate Notes due 2021 (together, the “GSK Capital plc Debt Securities”, and together with the GSK Capital Inc. Debt Securities, the “Debt Securities”) and (iii) guarantees of GSK plc in respect of the Debt Securities (the “Guarantees” and, together with the Debt Securities, the “Securities”).

GlaxoSmithKline plc et al., p. 2

The GSK Capital Inc. Debt Securities and the related Guarantees were issued under an indenture dated as of April 6, 2004, as amended and supplemented by the First Supplemental Indenture dated as of March 18, 2013, as further amended and supplemented by the Second Supplemental Indenture dated as of March 21, 2014, and as further amended and supplemented by the Third Supplemental Indenture dated as of May 15, 2018, among GSK Capital Inc., as issuer, GSK plc, as guarantor, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) (as successor to Law Debenture Trust Company of New York, pursuant to an Instrument of Resignation, Appointment and Acceptance dated April 12, 2017, among GSK Capital Inc., the Trustee and Law Debenture Trust Company of New York) (the “GSK Capital Inc. Indenture”). The GSK Capital plc Debt Securities and the related Guarantees were issued under an indenture dated as of April 6, 2004, as supplemented by the First Supplemental Indenture dated as of March 21, 2014, and as further amended and supplemented by the Second Supplemental Indenture dated as of May 15, 2018, among GSK Capital plc, as issuer, GSK plc, as guarantor, and the Trustee (as successor to Law Debenture Trust Company of New York, pursuant to an Instrument of Resignation, Appointment and Acceptance dated April 12, 2017, among GSK Capital plc., the Trustee, and Law Debenture Trust Company of New York) (the “GSK Capital plc Indenture”, and together with the GSK Capital Inc. Indenture, the “Indentures”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	facsimile copies of the Securities in global form as executed by GSK Capital Inc., GSK Capital plc and GSK plc, as applicable, and authenticated by the Trustee;

(d)	executed copies of the Indentures, including the certificated forms of Debt Securities; and

(e)	copies of GSK Capital Inc.’s Certificate of Incorporation and By-Laws certified by the Secretary of State of the State of Delaware and an officer of GSK Capital Inc., respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of GSK Capital Inc. and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

GlaxoSmithKline plc et al., p. 3

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The GSK Capital Inc. Debt Securities in global form have been duly executed and delivered by GSK Capital Inc., and are the valid, binding and enforceable obligations of GSK Capital Inc., entitled to the benefits of the GSK Capital Inc. Indenture.

2. The GSK Capital plc Debt Securities in global form have been duly executed and delivered by GSK Capital plc under the law of the State of New York, and are the valid, binding and enforceable obligations of GSK Capital plc, entitled to the benefits of the GSK Capital plc Indenture.

3. The Guarantees have been duly executed and delivered by GSK plc under the law of the State of New York and are the valid, binding and enforceable obligations of GSK plc, entitled to the benefits of the GSK Capital Inc. Indenture and the GSK Capital plc Indenture, respectively.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of GSK plc, GSK Capital Inc. or GSK Capital plc, (a) we have assumed that each of GSK plc, GSK Capital Inc., GSK Capital plc and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to GSK plc, GSK Capital Inc. or GSK Capital plc regarding matters of the federal law of the United States of America or the law of the State of New York or, solely with respect to GSK Capital Inc., the General Corporation Law of the State of Delaware, that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, (c) we express no opinion with respect to the effect of any mandatory choice of law rules and (d) in the case of GSK plc and GSK Capital plc, such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

The waiver of defenses contained in Section 6.01 of each of the GSK Capital plc Indenture and the GSK Capital Inc. Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York.

We express no opinion as to the enforceability of Section 11.15 of each of the GSK Capital Inc. Indenture and the GSK Capital plc Indenture relating to currency indemnity.

The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 6-K of GSK Capital Inc., GSK Capital plc and GSK plc dated May 15, 2018, and to the reference to us under the heading “Validity of Notes” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

GlaxoSmithKline plc et al., p. 4

The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,
CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sebastian R. Sperber
Sebastian R. Sperber, a Partner